Exhibit 4.2(d)

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.”

DATE	April 28 1999

AUTOGEN Pty Ltd

and

LIPHA S.A.

RESEARCH AND LICENCE AGREEMENT

(Field of Obesity)

THIS AGREEMENT is made on	April 28 1999

BETWEEN

Autogen Pty Ltd ACN 074 636 847
of 210 Kings Way, South Melbourne, Victoria, Australia
(“Autogen”)

AND

Lipha S.A.
of 37 rue Saint Romain, 69379 Lyon, CEDEX 08, France
(“Lipha”)

RECITALS:

A.            Lipha has for many years, been strongly involved in the research, development, manufacturing and commercialisation of pharmaceuticals addressing metabolic diseases and has invented, developed, manufactured and marketed pharmaceutical products containing metformin, one of the leading oral anti-diabetic products throughout the world.

B.            Lipha has agreed to provide research support to the Autogen/Deakin/International Diabetes Institute (IDI) research program for the discovery of novel genes involved in obesity and diabetes, the product of these genes being able to be used as therapeutic agents or as a target for drug discovery as well as providing in house facilities including combinatorial chemistry to advance subsequent drug development in that field.

C.            Lipha and Autogen have entered into “Heads of Agreement” dated December 15th, 1997 under which Autogen has agreed to carry out Research with an option for Lipha to continue such research program.

D.            Lipha and Autogen have agreed in accordance with provisions of Heads of Agreement to enter into this research and licence agreement related to research into diabetes and novel genes involved in obesity.  Lipha and Autogen have simultaneously entered into a substantially similar agreement in respect of diabetes.

OPERATIVE PROVISIONS:

1.            INTERPRETATION

1.1          Definitions

In this agreement the following expressions have the following meanings:

“Affiliate” means with respect to a Party, any person which directly or indirectly Controls, or is Controlled by, or is under common Control with, such Party.

“Autogen Know-How” means Know-How owned by or licensed to Autogen in relation to the Autogen Patents, or of relevance or use in relation to the Licensed Field or the conduct of Stage 1 Research or Stage 2 Research but excludes Stage 1 Know-How.

“Autogen Patents” means the patents and patent applications owned by or licensed to Autogen related to the Licensed Field including but not limited to those referred to in Schedule 1 and including:

(i)            any re-issue, renewal or extension of such a patent or patent application (whether in whole or in part) and any patent of addition thereto; and

(ii)           any supplementary protection certificate or other form of extension based on or arising from such patents or patent applications.

“Base Rate” means PIBOR rate published as such by the French Association of Banks (Association Francaise de Banque (AFB)) or EURIBOR rate applicable on 1 January 1999 or at any later date, should such date be postponed for any reason and published as such by the European Federation of Banks (Federation Européenne de Banque (FEB)) plus in either case the amount of one 1.5% per annum.

“Business Day” means a day on which the trading banks are open for general banking business in both Melbourne, Australia and Lyon, France.

“Commencement Date” means the date of execution of this agreement by the Party last signing it.

“Commercialisation Licence” means a licence in respect of Patents and Know-How in the form of the agreement contained in Schedule 3.

“Complementary Agreement” means a detailed agreement, if any, entered into towards the end of Stage 2 Research, including all the terms of the Commercialisation Licence, unless the Parties agree to amend the same, and otherwise taking account of the terms of any Joint Venture Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of policies of a person.

“Diabetes Agreement” means the agreement dated around the same date as this agreement and on substantially similar terms, save that it relates to obesity rather than diabetes.

“Dollars” or “$” means Australian dollars.

“Europe” means those countries specified in Schedule 2.

“EUR” means the new European currency called EURO.

“FFR” means French Francs.

“Force Majeure” means any cause which is not within the reasonable control of the party affected by it including, but not limited to, acts of God, industrial disputes of any kind, war declared or undeclared, civil disturbance, acts or omissions of Government or other competent authority, fire, lightning, explosion or flood.

“Further Development” means the program of further research and development in relation to a Product or potential Product undertaken after completion of Stage 2 Research.

“IDI” means International Diabetes Institute, a company established in Victoria, Australia.

“Insolvency Event” means any event of insolvency, bankruptcy or liquidation of the relevant party, including any voluntary or involuntary judicial liquidation or re-organisation proceedings.

“Joint Venture Agreement” means a joint venture in respect of certain specified Patents and Know-How, containing the definitions and provisions contained in this agreement as specified in Schedule 4, and dealing with such other matters as are specified in that schedule.

“Know-How” means technical, commercial and other information, data, know-how, drawings, specifications and/or designs, animal or other models, methodologies and biological materials embodied in some Material Form, and without prejudice to the generality of the foregoing includes:

(i)            all experimental, manufacturing, process, analytical, packaging, product, warehousing, quality control and quality assurance and marketing specifications, standards, procedures, processes, methods, instructions and techniques, samples, prototypes, formulae, writings of any kind, opinions or otherwise unwritten data or in the form of computer software or computer programs or any part thereof in any code; and

(ii)           all other information and other material supplied to or received by a party or its Representatives from another party or Representatives on a confidential basis pursuant to this agreement.

“Licence” means the right and licence granted by Autogen to Lipha pursuant to this agreement.

“Licensed Field” means the field of human therapeutic applications for the treatment or prevention of diabetes and its complications.  For clarity it is noted that this does not include diagnostics or veterinary applications.

“Lipha Fields” means the Licensed Field and the “Licenced Field) as described in the Diabetes Agreement, so long as that agreement remains in full force and effect.

“Loss” means any loss, damage, cost, interest, expense, fee, penalty, fine, forfeiture, assessment, demand, action, suit, claim, proceeding, cause of action, liability or damages incurred by a person, and includes:

(i)            the cost of any action taken by the person to protect itself against any loss or to preserve any right it has under this agreement; and

(ii)           where applicable reasonable legal costs.

“Material Form” in relation to Information includes any form (whether visible or not) of storage from which Information can be reproduced, and any form in which Information is embodied or encoded.

“Month” means calendar month.

“Novel Gene Product” means any new gene, novel protein or novel antigen, and any product arising from the transcription of these genes.

“Option Period” means the Research Term and the 24 month period following the Research Term within which Lipha has the option to decide whether it wishes to progress some part of Stage 1 Research to Stage 2 Research.

“Party” means Autogen or Lipha and their respective successors and permitted assigns and “Parties” means both of them.

“Patent” means any patent or patent application as defined in the Patents Act 1952 (C’th) and any similar international, national or regional patent or patent application and includes any and all extensions, renewals, continuations, patent-of-addition and/or supplementary protection certificates to any of the foregoing and includes any corresponding patent or patent application taken out or applied for in any country in the Territory which is fairly based upon or derived from any of the aforesaid patents.

“Pre-Stage 2 Results” means the Autogen Patents, Autogen Know-How, Stage 1 Patents and Stage 1 Know-How.

“Products” means any products produced or arising out of use of the results of Stage 1 Research or Stage 2 Research or arising out of all and any further development by Lipha pursuant to Stage 1 Research or Stage 2 Research or both.

“Project Patents” means the Autogen Patents, the Stage 1 Patents and/or the Stage 2 Patents.

“Project Research” means the research in the area of obesity and diabetes of novel genes involved in obesity and diabetes and the research arising therefrom, consisting of the Stage 1 Research and the Stage 2 Research.

“Representatives” of a party means that party’s directors, officers, employees or agents.

“Required Insurance” means:

(i)            public liability insurance in respect of Losses up to a limit of $5,000,000 covering property damage and personal injury as may be relevant to the performance of each party’s obligations under this agreement to the other, including (without limitation) liability, loss or damage due to negligent or malicious damage, data corruption or loss, fire, theft, electrical and water damage; and

(ii)           if the relevant party sells a Product, product liability insurance in respect of Losses up to a limit of $20,000,000 covering any liability associated with use or misuse of the Product including, personal injury and consequential loss.

“Research Agreement” means the Research Agreement dated 28 February 1997 between Autogen, IDI and Deakin University to carry out research in the field of, amongst other things, obesity.

“Research Term” means the period which commences on December 15, 1997 corresponding to the signature of Heads of Agreement and which shall end on December 14, 1999, unless otherwise extended pursuant to clause 3.4.

“Scientific Board” means the board established under clause 5.1.

“Stage 1 Know-How” means the Know-How relating to or arising out of Stage 1 Research.

“Stage 1 Patents” means Patents relating to or arising out of Stage 1 Research.

“Stage 1 Research” means discovery of Novel Gene Products, characterisation and studies of such Novel Gene Products in animal models and human gene expression studies as resulting from such Stage 1 Research performed according to this agreement as described in Schedule 5.

“Stage 1 Results” means the Stage 1 Know-How and the Stage 1 Patents.

“Stage 2 Know-How” means in the context of a Stage 2 Research Program, the Know-How relating to or arising out of that Stage 2 Research Program.

“Stage 2 Patents” means in the context of a Stage 2 Research Program, Patents relating to or arising out of that Stage 2 Research Program.

“Stage 2 Research” means generally antibody productions, large scale protein production, structural analysis, screening of compounds affecting such Novel Gene Product, combinatorial chemistry, toxicological studies and first clinical studies in obese patients and completion of dose efficiency relationship studies in obese patients (clinical Phase 2), performed on products or technologies generated by Stage 1 Research according to this agreement as described in Schedule 5.

“Stage 2 Research Program” means a program of Stage 2 Research in respect of a Novel Gene Product.

“Stage 2 Results” means in the context of a Stage 2 Research Program, the Stage 2 Know-How and the Stage 2 Patents for that Stage 2 Research Program.

“Target Compound” means a compound or small molecule, or group of the same, identified in the course of Project Research, being a compound which it is expected will be Covered By a Project Patent.

“Term” means the period this agreement is in force pursuant to clause 13.

1.2          Construction

In this agreement unless the context otherwise requires:

(a)           Business Day. If any day appointed or specified by this agreement for the payment of any money or the doing of any act or thing falls on a day that is not a Business Day, the day so appointed or specified is deemed to be the next day which is a Business Day.

(b)           Collective references. Reference to any thing (including, without limitation, any amount) is a reference to the whole or any part of it and a reference to a group of things or persons is a reference to any one or more of them.

(c)           Defined expressions. If a word or phrase is defined, cognate words and phrases have corresponding definitions.

(d)           Gender. Words importing any gender include the other genders.

(e)           Headings. Headings must be ignored in construing this document.

(f)           Joint liability. An obligation of two or more Parties binds them jointly and severally.

(g)           Joint obligations. An obligation incurred in favour of two or more Parties is enforceable by them jointly and severally.

(h)           Month. Means a calendar month.

(i)            Numbers. Words importing the singular include the plural and vice versa.

(j)            Parts of agreement. References to this agreement include its recitals, schedules and annexures.

(k)           Persons. References to persons include corporations and bodies politic.

(l)            Reconstituted bodies. References to a body which has ceased to exist or has been reconstituted, amalgamated, reconstructed or merged, or the functions of which have become exercisable by any other person or body in its place, is taken to refer to the person or body established or constituted in its place or the person or body by which its functions have become exercisable.

(m)          Representatives and assigns. References to a person include the legal personal representatives, successors and permitted assigns of that person.

(n)           Statutory amendments. A reference to a statute, ordinance, code or other law includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them (whether of the same or any other legislative authority having jurisdiction).

(o)           Variation. References to this or any other document include the document as varied or replaced, and notwithstanding any change in the identity of the Parties.

(p)           Writing. References to writing include any mode of representing or reproducing words in tangible and permanently visible form, and include telex and facsimile transmissions.

1.3          Diabetes Agreement Crossover

Whilst and so long as the Diabetes Agreement remains in full force and effect, the parties agree, that for the purposes of the following defined terms as included in the Diabetes Agreement those terms will have in that agreement an extended meaning which includes the corresponding defined term as defined in this agreement and vice versa:

(a)           Novel Gene Product;

(b)           Stage 1 Know-How;

(c)           Stage 1 Patents;

(d)           Stage 2 Know-How; and

(e)           Stage 2 Patents

2.             CONDITION AND INITIAL PAYMENTS

2.1          Approval by parent

This agreement is conditional on the written approval of the Pharma Management Board of Merck KGaA, the parent company of Lipha, of both this agreement and the Diabetes Agreement.  If such approval is not obtained by Lipha within 60 days of execution of this agreement by Autogen, then this agreement will lapse and be of no further force and effect.  Lipha must use all reasonable endeavours to procure satisfaction with this condition.  If as a result of the non-satisfaction of this condition, this agreement lapses, then the following will apply:

(a)           Autogen will not be liable to repay any up-front payment made to it;

(b)           Lipha will have no entitlement to any Stage 1 Results;

(c)           Lipha will have no rights to any Stage 1 Results;

(d)           Lipha must immediately return to Autogen any and all Autogen Know-How and Stage 1 Know-How; and

(e)           the provisions of clauses 9, 18, 20 and 21 will continue to apply.

2.2          Up-front payment

Lipha has paid as an up-front payment to Autogen [*] FFR in consideration of Autogen entering into this agreement, and granting to Lipha a licence of the Autogen Patents and Autogen Know-How.

3.             STAGE 1 RESEARCH

3.1          Undertaking of Stage 1 Research

Autogen has been carrying out and must continue to carry out through arrangement with Deakin University and IDI under the Research Agreement Stage 1 Research for the period of the Research Term. The currently agreed program for Stage 1 Research is as set out in Schedule 5. The general objective of Stage 1 Research is to identify Novel Gene Products that may be of utility in the Licensed Field.

3.2          Initial contribution

Lipha has paid the sum of [*] FFR in respect of the first year of the Research Term and a further [*] FFR in respect of the second year of the Research Term as a part contribution to the cost of the research being funded by Autogen under the Research Agreement in the Licenced Field.

3.3          Lipha contribution

At Autogen’s request, but at Lipha’s cost, Lipha agrees to perform biotechnological studies for production and yield optimisation of protein and limited animal pharmacological studies as part of Stage 1 Research up to a limit of [*] FFR

3.4          Extension of Stage 1 Research

(a)           If Stage 1 Research is not completed during the Research Term Lipha shall have the right to require Autogen to continue Stage 1 Research, and at the same time extend the Research Term, for successive periods of one year, by giving written notice to Autogen not less than 3 months prior to the expiry of the current Research Term, or in the case of the first extension of the Research Term, not less than one month prior to expiry of the Research Term.

(b)           Where Lipha does extend the Research Term then:

(i)            Lipha shall pay to Autogen for each renewal period the amount [*] FFR as part contribution to the research being funded by Autogen under the Research Agreement in the Licensed Field; and

(ii)           Autogen will then continue to carry out through arrangement with Deakin University and IDI the Stage 1 Research for the extended period of the Research Term.

(c)           Following the giving by Lipha of notice under clause 3.4(a), the Parties will liaise in relation to the content of the Stage 1 Research for the following year, which will, unless otherwise agreed, be conducted under the Research Agreement. Initially this liaison will take place through the Scientific Board, who will prepare a draft research plan which is to be finally agreed between the Parties.

(d)           The research being undertaken under the Research Agreement may include more than just Stage 1 Research, and Autogen is solely responsible for funding this as well as the balance of the funding required to conduct the Stage 1 Research.

(e)           If Lipha elects not to extend the Research Term, then without in any way limiting Lipha’s discretion in relation to such decision, Lipha will give Autogen written reasons why it has elected not to do so.

3.5          Transition to Stage 2 Research

Lipha is entitled at any time during the Option Period to exercise its right by notice in writing to Autogen to proceed to Stage 2 Research.  Lipha in exercising its option will identify the Novel Gene Product in respect of which Stage 2 Research is to commence.

3.6          Action on option

Upon receipt by Autogen of such notice of exercise by Lipha of its option, under clause 3.5:

(a)           Lipha must, in the case of the first transition of a Novel Gene Product to Stage 2 Research only, pay to Autogen the sum of [*] FFR such amount to be paid within 30 Business Days of exercise by Lipha of its option, it being acknowledged that Lipha will not have to pay such sums for transition of further Novel Gene Products to Stage 2 Research following such first transition; and

(b)          the Parties will execute a Commercialisation Licence in respect of such Novel Gene Product.

This option may be separately exercised by Lipha in respect of separate Novel Gene Products, and each exercise will lead to additional Commercialisation Licences and Stage 2 Research Programs.

3.7          Autogen and Stage 1 Research Rights

Subject to the terms of this agreement and any other licence granted by Autogen in favour of Lipha, Autogen will own and have an unfettered right to use and exploit all Stage 1 Patents and Stage 1 Know-How in any and all fields.

3.8          Lipha Research Licence

Whilst Lipha is continuing Stage 1 Research, Stage 2 Research, Further Development or paying royalties to Autogen under any Commercialisation Licence, Lipha has a non-exclusive royalty free right to use the Pre-Stage 2 Results for the purposes of its own internal research for human therapeutic purposes. This research licence extends to Affiliates of Lipha.

3.9          Option lapsing

If Lipha does not exercise its option under clause 3.5 during the Option Period then Lipha and its Affiliates must not thereafter in any way exploit, benefit or use directly or indirectly Pre-Stage 2 Results save and except for the purpose of their own internal research, but, for the sake of clarity not for any research into Novel Gene Products discovered in the course of Stage 1 Research.

3.10        Stage 1 Patents

(a)           Where either party in the course of Stage 1 Research makes or discovers any patentable invention then it must forthwith advise the other party in writing together with full details. Lipha will have the first option to patent such invention at its own cost, and if it elects not to do so then Autogen may do so at its cost. Any such patent application in respect of Stage 1 Research will be in the name of Autogen.

(b)          If Autogen has patented an invention under clause 3.10(a) and paid the costs of such patenting, and Lipha elects to participate in Stage 2 Research in respect of the Stage 1 Research to which the invention relates, Lipha will then reimburse to Autogen the reasonable external costs incurred by Autogen in respect of each patent.

(c)           If Lipha does not exercise its option in respect of the Novel Gene Product within the Option Period then Autogen will be free to offer the Novel Gene Product to third parties on such terms as it considers appropriate.  In doing so Autogen may grant to such third parties a licence in respect of the Autogen patents and the Stage 1 Patents to the extent that such a licence  is necessary to exploit the Novel Gene Product and such licence will not be a breach of any licence granted by Autogen in the Lipha Fields to Lipha, the scope of any licence in favour of Lipha being commensurately reduced, such reduction being limited to a reduction in respect of such Novel Gene Product.

(d)          In the case where Lipha patents an invention pursuant to clause 3.10(a) where the invention also has application in areas outside the Licensed Fields, Autogen may:

(i)            require Lipha to patent the invention in such a manner as to include the application of the invention in those areas outside the Licensed Fields (and if this involves any additional external cost to Lipha, Autogen will reimburse to Lipha the reasonable additional external costs); or

(ii)           patent the invention itself in so far as the invention has application outside the Licensed Fields and, in this case, Autogen can require Lipha to amend or limit the patent lodged by Lipha so that the patent only covers the Licensed Fields.

3.11        Continuing Research Agreement

Where Lipha has ceased to provide support for research being conducted under the Research Agreement as contemplated by clause 2.4, Lipha acknowledges it will have no rights in respect of any new or further Know-How or Patents arising under such Research Agreement.

4.             STAGE 2 RESEARCH

4.1          Multiple Stage 2 Research Programs

The Parties acknowledge that there may be multiple Stage 2 Research Programs, each of which will be based on or around different Novel Gene Products, and will generate their own Know-How and Patents.

4.2          Undertaking Stage 2 Research

(a)           Where Lipha has exercised its rights as provided in clause 3.5 or 3.10 in respect of a Novel Gene Product, Lipha will have sole carriage of all research and development in respect of that Novel Gene Product until completion of the Stage 2

Research Program in respect of that Novel Gene Product. Each Stage 2 Research Program will be conducted and funded by Lipha until completion of that Stage 2 Research Program. Each Stage 2 Research Program must be directed at developing Novel Gene Products within the Licensed Field and discovering Target Compounds for use within the Licensed Field.  Autogen may itself or through others seek to develop and exploit Novel Gene Products outside of the Licenced Field.

(b)          Where Autogen desires to develop and exploit Novel Gene Products outside of the Licensed Field through a third party, then Autogen will at first instance engage in discussions with Lipha with a view to looking at opportunities for the Parties to work together on such development and exploitation.

4.3          Licence to Lipha

Where Lipha is solely undertaking a Stage 2 Research Program then:

(a)           all Stage 2 Know-How or Stage 2 Patents in respect of that Stage 2 Research Program will belong solely to Lipha, subject to the remainder of this clause and clauses 4.6, 4.8 and 4.9, and Lipha will be solely responsible for the cost of obtaining and maintaining any patent or other protection, provided that:

(i)            Lipha may not assign any Stage 2 Results to a third party without the prior written consent of Autogen which consent will not be unreasonably withheld provided the assignee agrees to similar conditions in respect of such Stage 2 Results as are applicable under this agreement and the relevant Commercialisation Licence and in a manner which makes those conditions enforceable against the assignee by Autogen; and

(ii)           if Lipha seeks to patent an invention from the Stage 2 Research which has application exclusively outside the Licensed Field, then Lipha must notify Autogen of such invention prior to lodgment of the application for the patent and Autogen can require Lipha to extend the patent in respect of claims or other matters outside of the Licensed Field;

(b)          Autogen grants to Lipha a licence in respect of the Pre-Stage 2 Results within the Licensed Field to the extent necessary to undertake the Stage 2 Research Program, but not to undertake commercialisation (which must be subject to the Commercialisation Licence or a Complementary Agreement), such licence to be exclusive in the Licensed field, royalty free and extending to Affiliates of Lipha.

4.4          Autogen Stage 2 Research assistance

Autogen agrees upon Lipha’s request to cooperate with Lipha for Stage 2 Research and both Parties may agree on specific studies to be included in a Stage 2 Research Program which are to be performed by Autogen or through Autogen and paid by Lipha, provided Lipha has previously given Lipha’s written approval on the costs of such studies. Lipha agrees that it will not in respect of any Stage 2 Research contract directly with Deakin University or IDI without the prior written consent of Autogen, it being the expectation that any research conducted by those Parties will be contracted through Autogen.

4.5          Obligations of Lipha

Lipha will use its best endeavours to progress each Stage 2 Research Program in a timely and diligent fashion and with a substantial dedication of resources. Where activities forming part of a Stage 2 Research Program could properly and effectively be undertaken at IDI or Deakin University, then Lipha will consider the possible performance of those activities at those institutions, subject to clause 4.4, and will not conduct such activities through other third Parties without first offering them to IDI or Deakin University as appropriate.

4.6          Rights of Autogen

(a)           Lipha grants to Autogen and its Affiliates, with a right to sublicencee to IDI and Deakin University, a non-exclusive royalty free right to use for the purposes of their own internal research the Stage 2 Results of all Stage 2 Research Programs.

(b)           If such internal research leads to an invention which can be commercialised within the Licensed Fields, then Lipha will have the first option to commercialise such invention within the Licensed Fields, and the Parties will negotiate in good faith in this regard. If agreement cannot be reached within 90 days of the making of a formal offer by Autogen, then Autogen will be free to offer the commercialisation opportunity to third Parties, but on no better terms than those offered to Lipha, unless it first offers such better terms to Lipha, which will have 14 days to either accept or reject such terms.

(c)           If the internal research conducted under clause 4.6(a) leads to the commercialisation of the results of such internal research outside the Licensed Fields by Autogen, either on its own account, or acting as licensee on behalf of IDI or Deakin University then the Parties agree to negotiate in good faith for the grant by Lipha of a royalty bearing licence in respect of the ongoing use of the Stage 2 Results in such commercialisation. The Parties acknowledge that the natural outcome of such discussions may be that Lipha takes on the role of commercialisation of the results of such internal research.

4.7          Discontinuation of Stage 2 Research

Lipha has the right at its own option and without any liability to Autogen to stop a Stage 2 Research Program if further development is not justifiable due to Lipha’s reasonable determination that for efficacy, safety or medical reasons, the validity of the Patents covering such Novel Gene Product, a substantial change of economic factors or otherwise, such development should be terminated. If Lipha does cease such development it must promptly advise Autogen and provide written reasons as to why Lipha has ceased such development, but Lipha’s determination will prevail. Lipha must endeavour to consult with the Scientific Board prior to ceasing development.

4.8          Unwanted rights Stage 2 Results

Where in accordance with clauses 4.7 or 7.2 Lipha ceases a Stage 2 Research Program, Lipha retains the exclusive ownership of the relevant Stage 2 Results generated up to the date of the cessation of that Stage 2 Research Program, provided that Autogen may request a commercial and research licence of such Stage 2 Results, in which case the Parties will negotiate in good faith the terms of a licence (which may be exclusive or non-exclusive) for development and commercialisation of such Stage 2 Results, and unless the negotiated licence otherwise provides, Autogen must not assign the rights licensed from Lipha to a third party without the prior written consent of Lipha, which consent must not be unreasonably withheld.

4.9          Commercialisation Licences required

In the event Lipha wishes to in any way use, commercialise, licence, or assign Stage 2 Results, then, unless it does so pursuant to a Complementary Agreement, it must enter into a Commercialisation Licence in respect of those Stage 2 Results, to the intent and with the effect that amongst other things Autogen will receive “royalties” in respect of such use, commercialisation, licensing or assignment.

5.             RESEARCH GENERALLY

5.1          Scientific Board

The Parties agree to establish a scientific board comprised of both Parties’ representatives to discuss between the parties the carrying out of Stage 1 Research.  The Scientific Board will consist of 2 representatives of Autogen, initially Prof. Gregory Collier of Deakin University and Prof. Paul Zimmet of IDI and 2 representatives of Lipha.

5.2          Meetings of the Scientific Board

Scientific Board meetings will be held every three (3) months, or as otherwise agreed by the Parties and each party may have any of its employees participate in said meeting if the party considers it necessary. Such meeting shall take place alternating at each party’s place of business or at any other place subject to prior agreement by the Parties, and be chaired by a representative of the party who hosts the meeting. The chairman of the meeting must circulate the agenda for the meeting at least 2 weeks prior to each meeting and will issue the formal minutes of the meeting.

The Parties agree that Scientific Board meetings are only a place to report and discuss:

(a)           the progress of each party’s research and development work related to Stage 1 Research; and

(b)           the progress of Lipha’s research and development work related to each Stage 2 Research Program,

but the Scientific Board does not have capacity to make decisions on important matters to bind either party, unless otherwise agreed.

5.3          Reports

(a)           Autogen agrees that it will prepare and submit reports to Lipha every 3 months during Stage 1 Research and it shall promptly give to Lipha at the end of Stage 1 Research a final and detailed report on such Stage 1 Research.

(b)           If Lipha performs part of Stage 1 Research, as contemplated by clause 3.3, it will prepare and submit reports to Autogen every 3 months on such studies related to Stage 1 Research and it shall promptly give to Autogen at the end of Stage 1 Research a final and detailed report on such studies.

(c)           Lipha agrees that it will prepare and submit reports to Autogen every 3 months during each Stage 2 Research Program and it shall promptly give to Autogen at the end of each Stage 2 Research Program a final and detailed report on such completion of Stage 2 Research.

(d)           The reports provided above must in each case set out in reasonable and informative detail the activities undertaken in the period to which the report relates, and the activities planned for the next reporting period, if any.

6.             OPTION FOR FURTHER AGREEMENT

6.1          Multiple Complementary Agreements

If, and each time, Lipha exercises its option under clause 3.5 or 3.9 then the Parties agree, if it is necessary, to enter into a Complementary Agreement which will take effect no later than 6 months prior to completion by Lipha of relevant Stage 2 Research Program. A Complementary Agreement may not be required if Lipha does not elect to proceed with a Joint Venture Agreement.

6.2          Licence milestones

Within 30 days after the commencement of Phase III clinical trials in respect of a Product the subject of a Stage 2 Research Program Lipha must pay to Autogen a milestone payment of:

(a)           if Lipha elects to proceed with a Joint Venture Agreement, [*] FFR (less any amount paid in respect of the first transition of a Novel Gene Product to Stage 2 Research under clause 3.6(a), which is non refundable and will not be credited against future royalty payments, if any, payable to Autogen; or

(b)          in any other case [*] FFR for (less any amount paid in respect of the first transition of a Novel Gene Product to Stage 2 Research under clause 3.6(a)) provided that [*] FFR of such milestone payment will be treated as an advance royalty and be credited against future royalty payments, if any, payable to Autogen.

7.             COMMERCIALISATION LICENCE

7.1          Requirement for such a licence

Upon exercise by Lipha of its option to commence each relevant Stage 2 Research Program, the Commercialisation Licence for the Stage 2 Research Program will be deemed to be in force, and Lipha and Autogen must promptly execute a Commercialisation Licence.

7.2          Failure to sign Commercialisation Licence

In the event that the Commercialisation Licence in respect of a Stage 2 Research Program is not executed in accordance with clause 7.1, then:

(a)           the relevant Stage 2 Research Program must cease; and

(b)          the provisions of clause 4.8 will apply.

7.3          Commercialisation

The obligations of each of the Parties in respect of commercialisation will be as contained in the relevant Commercialisation Licence or Complementary Agreement (if any).

8.             INDUSTRIAL AND INTELLECTUAL PROPERTY RIGHTS

8.1          Autogen Patents, Autogen Know-How and Stage 1 Results

The Autogen Patents, Autogen Know-How and Stage 1 Results (as per clause 3.7) are owned by Autogen, or exclusively licensed by it from IDI or Deakin University and are freely exploitable by it, subject to:

(a)           a research licence in favour of Lipha and its Affiliates within the Licensed Field (as per clause 3.8);

(b)          an exclusive licence in favour of Lipha within the Licensed Field for commercialisation in terms of the relevant Commercialisation Licence (if any); and

(c)           if appropriate, the rights granted under the Joint Venture Agreement.

8.2          Scope of any exclusive licence

Any grant of an exclusive licence in a given limited field in respect of Patents or Know-How, does not preclude the licensing of the same Patents or Know-How for use or exploitation in some other field.

8.3          Stage 2 Results

As provided in clause 43(a) Stage 2 Results in respect of each Stage 2 Research Program are owned by Lipha and are freely exploitable by it, subject to:

(a)           a research licence in favour of Autogen and its Affiliates and IDI and Deakin University for the purpose of their own internal research, as provided in clause 4.6;

(b)          a right for Autogen to seek a licence in certain circumstances as provided in clause 4.8;

(c)           the use of, including the licensing of such Stage 2 Results, being subject to the same restrictions as are applicable to Pre-Stage 2 Results, under a

Commercialisation Licence, save for the Licensed Field restriction, but including, amongst other things:

(i)            the obligation to pay “royalties” to Autogen for the use or exploitation of the Stage 2 Results; and

(ii)           the requirements in relation to the grant of licences of the Stage 2 Results,

to the intent that Stage 2 Results will be accorded the same treatment and generate for Autogen the same benefits and entitlements as Pre-Stage 2 Results, even though their legal ownership is different.

8.4          Use outside of Licensed Field

While Stage 2 Results are freely exploitable by Lipha outside of the Licensed Field (subject to clause 7.3), this does not imply any licence to use Pre-Stage 2 Results outside of the Licensed Field, and Lipha will need to seek a licence from Autogen in relation to the same, if such exploitation uses Pre-Stage 2 Results, or would amount to an infringement of Stage 1 Patents or Autogen Patents.

9.             CONFIDENTIAL INFORMATION

9.1          Obligations to Autogen

Subject to clauses 9.3 and 9.6, Lipha covenants with Autogen as follows:

(a)           to keep all Know-How belonging to Autogen or supplied to it by Autogen, including the existence of such Know-How, strictly secret and confidential (including from all its employees, servants and agents), exercising at least the same degree of care as it uses to maintain its own Know-How;

(b)           to provide proper and secure storage for such Know-How within its possession or control;

(c)           to use such Know-How only for the purposes of this agreement and not for any other activity or purpose whatsoever without the prior written approval of Autogen; and

(d)           to not copy or reduce to writing or any other medium any part of such Know-How except as may be reasonably necessary for the purposes of this agreement.

9.2          Obligations to Lipha

Subject to clauses 9.3 and 9.6, Autogen covenants with Lipha as follows:

(a)           to keep all Know-How belonging to Lipha or supplied to it by Lipha, including the existence of such Know-How, strictly secret and confidential (including from all its employees, servants and agents), exercising at least the same degree of care as it uses to maintain its own Know-How;

(b)           to provide proper and secure storage for such Know-How within its possession or control;

(c)           to use such Know-How only for the purposes of this agreement and not for any other activity or purpose whatsoever without the prior written approval of Lipha; and

(d)           to not copy or reduce to writing or any other medium any part of such Know-How except as may be reasonably necessary for the purposes of this agreement.

9.3          Exceptions to obligations

The obligations of confidence set out in clauses 9.1 and 9.2 do not extend to Know-How which:

(a)           at the time of disclosure to a party is in the public domain;

(b)           after disclosure to a party becomes part of the public domain otherwise than as a result of the wrongful act of that party or one of that party’s disclosees;

(c)           a party can show was in its possession at the time of disclosure and was not acquired directly or indirectly from the other party; or

(d)           is received from a third party provided that it was not acquired directly or indirectly by that third party from a party to this agreement or under an obligation of confidence;

(e)           is required by compulsion of law to be disclosed,

provided that:

(f)            the onus is on the party alleging the same to prove that one of the above exceptions has application; and

(g)           in any case of uncertainty as to whether the obligations in clauses 9.1 or 9.2 have application to any information, such information must be treated as subject to the obligations until advised otherwise by the party to whom the obligations are owed.

9.4          Rights in Know-How

Each party acknowledges and agrees that each other party has made a substantial investment in that party’s Know-How and has a legitimate right to protect itself against wrongful disclosure or use of such Know-How.

9.5          Term of obligation

The obligations in this clause 9 survive the expiry or termination of this agreement for whatever reason and continue for a period of 10 years, subject always to the exceptions included in clause 9.3.

9.6          Permitted disclosures

Each party (“the first party”) is permitted to disclose Know-How belonging to another party or supplied to it by another party (“the other party”) to such of the first party’s Representatives as require access to such information for the purposes of this agreement, provided that:

(a)           only such Know-How as needs to be disclosed to a person for the purposes of this agreement will be disclosed to that person; and

(b)           the first party must:

(i)            have obtained from each such person undertakings in favour of the other party substantially in the form of the relevant obligations and undertakings in this clause 9 (but not this clause 9.6);

(ii)           be responsible for the performance of its Representatives’ undertakings referred to in clause 9.6(b)(i); and

(ii)           take whatever steps are reasonably necessary, including the institution of legal proceedings, to ensure that each of its Representatives is bound by and observes the terms of the undertakings referred to in clause 9.6(b)(i).

9.7          Delivery-up of Know-How

All of a party’s Know-How and all materials containing or embodying such Know-How and all copies of or extracts from or notes on the same in the possession, power or control of another party or any of its employees, servants or agents together with all forms and other materials relating to practices and procedures in relation to the Know-How to the extent possible must:

(a)           in the event of the expiration or sooner termination of this agreement, be delivered up by the other party to the first party at the expense of the other party; and

(b)          in the event of any demand made by the first party be delivered up by the other party to the first party at the expense of the first party.

9.8          Terms of this Agreement

Lipha and Autogen shall not disclose any terms or conditions of this agreement to any third party without the prior consent of the other party, except as required by applicable law or local regulations or to a third party with whom Autogen or Lipha has entered into or proposes to enter into a business relationship, provided that such third party shall enter into a confidentiality agreement with, or otherwise owe a duty or confidentiality to Lipha or Autogen, as applicable.

9.9          Public Announcement

Except as required by law, order or regulation of a governmental agency or a court of competent jurisdiction, no other announcement, public release or notice of any kind may be issued without the express written consent of both Parties, which consent shall not be unreasonably withheld, provided, however, the Parties shall prepare a joint press release announcing the transaction set forth in this agreement to be issued promptly upon execution of this agreement.

9.10        Continuous disclosure obligations

Autogen is a subsidiary of Australia Wide Industries Limited (“AWI”) ACN 000 248 304 which is listed on the Australian Stock Exchange (“ASX”). As such Autogen is subject to the continuous disclosure requirements of the ASX. The obligations of Autogen under this agreement will not restrict it or AWI from making whatever disclosures are necessary for the purposes of fulfilling the requirements applicable to AWI as a company listed on the ASX, and neither Autogen or AWI is under any obligation to delay the public release of any required announcement pending the provision of any consent or approval from Lipha. The above provision will also apply with such adaptations as are necessary to disclosure obligations imposed upon Lipha as a subsidiary of its listed parent Merck KGaA.

10.          LIABILITY

10.1        Responsibility for Products

Lipha must ensure at all times that Stage 2 Research is conducted and Products are developed, manufactured, tested and used strictly in accordance with all relevant applicable requirements and standards of relevant jurisdictions and Lipha will be responsible for conducting its own independent examination and verification of the accuracy and suitability of Pre-Stage 2 Results and for ensuring the same are suitable for the purposes for which the same are used.

10.2        Autogen not liable

Except as provided in clauses 11.2 and 17.2, Autogen is not liable (in contract or tort or otherwise) to compensate Lipha for any loss howsoever arising suffered by Lipha arising directly or indirectly from the use by Lipha of Pre-Stage 2 Results or the sale of Products.

11.          INDEMNITIES

11.1        Indemnity by Lipha

Lipha agrees to indemnify Autogen against and hold Autogen harmless from any and all Losses arising from or in connection with:

(a)           a breach by Lipha of any of its warranties or obligations under this agreement;

(b)           the conduct of Stage 1 Research by Lipha under clause 3.3; and

(c)           the conduct of Stage 2 Research,

provided that Lipha is not required to indemnify Autogen for any Losses to the extent they result from Autogen’s or its Representatives negligence or breach of any of Autogen’s warranties or obligations under this agreement.

11.2        Indemnity by Autogen

Autogen agrees to indemnify Lipha and hold Lipha harmless from any and all Losses, arising from or in connection with:

(a)           a breach by Autogen of any of its warranties or obligations under this agreement;

(b)           the negligent performance by Autogen, IDI or Deakin University of the Stage 1 Research; and

(c)           the termination of the Research Agreement as a result of the failure of Autogen to provide research funding under this agreement (other than as a result of any act or omission of Lipha or its Representatives), provided that Autogen is not required to indemnify Lipha for any Losses to the extent they result from Lipha’s or its Representatives’ negligence or breach of any of Lipha’s warranties or obligations under this agreement.

11.3        Notification regarding indemnity

Each party must promptly notify the other of any claims or suits for which the first party may assert indemnification from the other party and the first party will permit the other party and its insurer at the other party’s expense to assume or participate in the defence of any such claims or suits and the first party will co-operate with the other party or its insurers in such defence when reasonably requested to do so.

12.          INSURANCE

Each party must have and must maintain for the Term the relevant Required Insurance.  The Required Insurance must be with a reputable insurer and name the other party as an additional insured.  Each party will at the others request provide to that party a certificate from a reputable insurance broker confirming that the insurance required by this clause in currently in effect.

13.          TERM AND TERMINATION

13.1        Term

Subject to making of the payment contemplated by clause 3.4(a), or earlier termination pursuant to the further provisions of this clause 13, the initial term of this agreement will expire on 14 December 1999, subject to extension pursuant to clause 3.4. In the event that Lipha exercises its option in relation to undertaking Stage 2 Research, then this agreement will be extended and continue to apply whilst and so long as any Stage 2 Research Program continues, it being acknowledged that in such circumstances Lipha is not obliged to extend the Research Term (and comply with clause 3.4(b)) unless it wishes to extend Stage 1 Research in respect of some other Novel Gene Product.

13.2        Termination for breach

If one party breaches any term, provision or obligation of this agreement (the “Defaulting Party”) and the Defaulting Party fails to:

(a)           remedy such breach within 60 days after receipt of notice from the other party requiring remedy of the breach; or

(b)           if the breach cannot be remedied within the said 60 day period, commence action within the said 60 day period to remedy the breach and undertake in writing to the other party to complete remedy of the breach as soon as practicable thereafter, the other party has the right to terminate this agreement immediately upon the expiration of the said period of 60 days by written notice to the Defaulting Party.

13.3        Termination in default of payment

This agreement may be forthwith terminated by a party by giving notice to the other party if that other party defaults in the payment of any money due by that other party to the first party under this agreement and such default continues for a period of 30 days after notice has been given to the other party demanding the payment of such money.

13.4        Grounds for immediate Termination

Subject to clause 12.5, this agreement may be terminated by a party giving notice to the other party upon the happening of any of the following events in respect of that other party:

(a)           an Insolvency Event; or

(b)           if the other party is in breach of an undertaking given pursuant to clause 13.2(b).

13.5        Reconstruction exception

A winding up or liquidation for the purposes of reconstruction or amalgamation by the other party is not an event permitting or giving rise to termination if after that reconstruction or amalgamation the resulting corporation becomes bound by the terms of this agreement by way of assignment or novation.

13.6        Termination by Autogen

Autogen may terminate this agreement upon notice to Lipha if:

(a)           there is a change of greater than 50% in the control of the issued voting capital of Lipha or a holding company (if any) of Lipha other than for the purpose of internal re-construction;

(b)           a person or persons not previously in Control of Lipha obtain Control of Lipha or a holding company (if any) of Lipha; or

(c)           if Lipha or any of its affiliates challenges or seeks or causes to be challenged the validity of the Project Patents.

13.7        Termination by Lipha

Lipha may terminate this agreement upon notice to Autogen if there is a change of greater than 50% in the control of the issued voting capital of Autogen or a holding company (if any) of Autogen other than for the purpose of internal re-construction.

13.8        Termination to be without prejudice

Any termination of this agreement is without prejudice to the rights which a party has against the other in respect of anything done or omitted to be done hereunder prior to such termination or in respect of any sums or other claims outstanding at the time of termination.

13.9        Survival of provisions

The provisions of clauses 1, 3.8, 3.9, 4.3, 4.6, 4.8, 4.9, 8.3, 8.4,  9, 11, 12, 13.8, 13.9, 15.1, 19, 20 and 21 will survive termination of this agreement.

14.          OBLIGATIONS AND RIGHTS ON TERMINATION

Immediately upon termination or expiration of this agreement, each party must return or destroy all copies of Know-How owned or supplied by the other party, except for the retention of a copy as necessary for that party to be able to exploit any continuing licenses.

15.          WARRANTIES

15.1        General warranties

Each party represents and warrants to the other that:

(a)           it has all necessary powers and authorisations necessary to enter into this agreement and observe its obligations hereunder and allow this agreement to be enforced against it; and

(b)          all necessary consents, approvals and authorisations of all governmental authorities required to be obtained by that party in connection with this agreement have been obtained; and

(c)           the execution and delivery of this agreement does not contravene any law, regulation or official directive or any obligations or undertakings, contractual or otherwise, by which it or any of its assets are bound or cause a limitation on its powers to be exceeded; and

(d)          the performance of the party’s obligations under this agreement:

(i)            do not and will not conflict with or violate any requirement of applicable laws or regulations; and

(ii)           do not and will not conflict with, or constitute a default under any contractual obligation of that party; and

(e)           there does not presently exist any event which would either now or with the effluxion of time entitle the other party to terminate this agreement pursuant to clause 13; and

(f)           it is not a party to any pending or threatened action or proceeding affecting it or any of its assets before a court, governmental agency, commission or arbitrator where an adverse outcome could reasonably be expected to adversely impact upon the performance of its obligations under this agreement; and

(g)          it has no immunity from the jurisdiction of a court or from legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

15.2        Specific warranty for Autogen Patents

Autogen warrants to Lipha that:

(a)           as at the date of this agreement it has disclosed to Lipha details of all prior art sighted by Autogen by way of international search in relation to the Autogen Patents, but does not warrant that it has undertaken a thorough or exhaustive search of prior art; and

(b)          at the date of this agreement it is unaware of any other Patent which has not been disclosed to Lipha and which may be infringed by Lipha using the Autogen Patents in accordance with the terms of this agreement.

15.3        Warranties by Lipha

Lipha warrants to Autogen that:

(a)           it will obtain or has obtained from its Representatives who have access to the Autogen Know-How and Stage 1 Know-How written obligations to treat such information as confidential strictly in accordance with this agreement.

(b)          that it has made its own enquiries into the validity and enforceability of the Autogen Patents and satisfied itself that the usage by Lipha, its Affiliates or sub-licensees of the Autogen Patents and the Confidential Information do not and will not infringe the intellectual property rights of any third party.

16.          PROTECTION OF PATENTS

16.1        Maintenance of Patents

Autogen is responsible for the cost of preparing filing prosecuting and maintaining the Autogen Patents but nothing expressed or implied herein necessarily obligates Autogen to institute legal proceedings to protect same.  The party  responsible for the cost of preparing, filing, prosecuting and maintaining the Stage 1 Patents will initially be determined in accordance with clause 3.10, provided that as from the date that a Commercialisation Licence in respect of Stage 1 Patents is entered into between the Parties, Lipha will assume full responsibility for the full cost of preparing, filing, prosecuting and maintaining such Stage 1 Patents.  Lipha is responsible for the cost of preparing, filing, prosecuting and maintaining the Stage 2 Patents.  Nothing expressed or implied herein necessarily obligates Lipha to institute legal proceedings to protect Stage 1 Patents or Stage 2 Patents.

16.2        Reporting infringements

A party must promptly report to the other in writing particulars of any action or activity of which the first party becomes aware which might reasonably amount to infringement of or challenge to any of the Pre-Stage 2 Results or Stage 2 Results.

16.3        Conduct of proceedings regarding Pre-Stage 2 Results

Lipha has the first right to take control of and conduct any infringement proceedings in respect of the Pre-Stage 2 Results where such infringement is within the Licensed Field.  Should Lipha undertake such proceedings Autogen must fully co-operate with Lipha in relation to such action including the lending of Autogen’s name to the action and assistance by personnel of Autogen. The costs and expenses of any such action will be borne by Lipha, and the proceeds of such action after payment of Lipha’s reasonable external costs will be divided between Autogen and Lipha on the basis that Autogen gets 50% and Lipha the balance. In the event Lipha does not wish to undertake the conduct of such proceedings on its own, Autogen and Lipha must discuss whether they will undertake joint proceedings and if so on what basis. If no such agreement can be reached Autogen is entitled to bring an action in its own name, and Lipha must provide Autogen with all reasonable assistance including lending Lipha’s  name to such action.  Autogen must bear all the costs of such an action, and the proceeds of any such action belong to Autogen absolutely.

17.          INFRINGEMENT OF OTHERS RIGHTS

17.1        Notification of action

In the event that legal action is threatened or commenced against Lipha arising out of Lipha’s use of Autogen Patents or Autogen Know-How, Lipha must not make any admissions or enter into any substantive steps in connection therewith but must promptly notify Autogen.

17.2        Autogen action

If such legal action against Lipha arises out of the use of the Autogen Patents or Autogen Know-How in accordance with the terms and conditions of this agreement in relation to Products, then Autogen must defend and/or assist in the defence of such litigation, and must bear the reasonable costs and expenses of such defence. If as a result of such proceedings any damages or awards are assessed against Lipha, then provided that Lipha has at all times followed the instructions of, or otherwise obtained the consent of, Autogen in respect of the defence of such claims, then such damages or awards, as well as any and all reasonable costs incurred by Lipha, must be satisfied and paid by Autogen.

17.3        Lipha action

If such legal action against Lipha related to the use by Lipha, Lipha Affiliates or sub-licensees of the Autogen Patents or Autogen Know-How or use of Stage 1 Patents, Stage 1 Know-How or Stage 2 Patents or Stage 2 Know-How other than in accordance with the terms and conditions of this agreement Lipha must promptly notify Autogen of the commencement of legal action. Autogen must (at the expense of Lipha) assist Lipha’s efforts to settle and/or defend such claims. Lipha must bear all its own costs and expenses and must be responsible for awards against it and Autogen, as well as any and all reasonable costs incurred by Autogen, to the extent that indemnification, warranties and other claims may not be available against Autogen.

If any amounts are recovered by or awarded or paid to Lipha from or by a third party as a result of any such action or litigation, Lipha must from such amounts reimburse Autogen for all costs and amounts paid by Autogen in connection with such action or litigation and must, after deducting the legal costs incurred by it in taking such legal or other action, pay to Autogen from any compensation recovered thereby, Autogen’s part thereof determined in accordance with the respective interests of the Parties in such compensation.

18.          FORCE MAJEURE

18.1        Party not liable

Where a party is required under this agreement to perform an obligation or do any act or thing by a designated time or date (other than an obligation to make payment) (“Obligation”), the party is not to be liable for any delay in performing or for failure to perform an Obligation where the delay or failure arises from Force Majeure and that party has complied with this clause.

18.2        Notice of Force Majeure

A party who claims Force Majeure must:

(a)           give the other party prompt notice of the Force Majeure with reasonably full particulars and an estimate of the extent and duration of its delay in performance, or inability to perform; and

(b)          use all possible diligence to remove the Force Majeure as quickly as possible provided that this will not oblige the party to settle on terms unsatisfactory to that party any strike, lockout or other labour difficulty, or any investigation or proceeding by any governmental authority or any litigation by any third party.

18.3        Termination in case of Force Majeure

If the delay continues beyond 30 Business Days, after the notice given under clause 18.2, the Parties must meet to discuss in good faith a mutually satisfactory resolution of the problem and, if unable to achieve such a resolution within a further 30 Business Days, either party may elect to terminate this agreement by 5 Business Days prior written notice to the other.

19.          ARBITRATION

In case of any disputes arising between the Parties or arising out of the performance or non-performance of the obligations of either party hereunder, or the termination of this agreement, the Parties will endeavour to settle such disputes amicably between themselves.  If the Parties fail to resolve such disputes, then such disputes shall be finally resolved by arbitration in accordance with the Rules of Conciliation and Arbitration of the

International Chamber of Commerce (ICC) by one or more arbitrators appointed in accordance with the said rules.

Any such arbitration will be held in English language and take place in Paris - FRANCE.

20.          NOTICES

20.1        Form of Notice

Any notice, approval, consent or other communication (“notice”) from one party to another (“Recipient”) must be in writing and be signed by a person duly authorised by the person giving the notice.

20.2        Manner of Service

A notice must be served by:

(a)           leaving it at the Recipient’s address;

(b)          sending it by ordinary pre-paid post (airmail if being sent from or to a place outside of Australia) to the Recipient’s address; or

(c)           sending it by facsimile to the facsimile number of the Recipient.

20.3        Address for Service

Until other details are specified by a Party as its address or facsimile number for service the following apply:

Autogen

Address :	210 Kings Way, South Melbourne, Victoria, Australia

Facsimile :	61 3 9234 1190

Attention :	Company Secretary

Lipha

Address :	37 rue Saint Romain, 69379 Lyon, CEDEX 08, France

Facsimile :

33-4-78-75-39-05

Attention :

Head of Legal Department

20.4        Time of Service

A letter or facsimile will be taken to be served:

(a)           in the case of a delivered letter, on the day of delivery, unless delivery is made on a non Business Day or after 4:30 p.m. (local time in the place of receipt) on a Business Day, in which case it will be taken to be served on the next Business Day;

(b)          in the case of a posted letter, on the third (or seventh in the case of airmail) Business Day after posting; and

(c)           in the case of a facsimile, on receipt by the party giving the notice of a transmission confirmation report, unless within one Business Day of receipt the Recipient has informed the party giving the notice that the transmission was incomplete or garbled, provided that in any case if transmission is completed after 4:30 p.m. (local time in the place of receipt) or is received on a non Business Day, the notice will be taken to be served on the next Business Day.

21.          MISCELLANEOUS

21.1        Severance

If any provision is held invalid or unenforceable, in whole or in part in any jurisdiction, then such invalidity or unenforceability will only affect such provision or part thereof in such jurisdiction, and will not in any manner affect the provision in this agreement in any other jurisdiction.  To the extent legally permissible an arrangement which reflects the original intent of the Parties must be substituted for such invalid or unenforceable provision.

21.2        Waiver

The failure, delay, relaxation or indulgence by any party in exercising any power or right given to that party under this agreement will not operate as a waiver of that power or right, nor will any single exercise of a power or right preclude any other or further exercise of it or the exercise of any other power or right under this agreement.  A power or right may only be waived in writing, signed by the party to be bound by the waiver.

21.3        Relationship of Parties

Nothing contained in this agreement is to be construed so as to place any Party in the relationship of principal, employee, agent, partner, joint venturer or legal representative of any other Party. The Parties expressly agree and acknowledge that each of the Parties is an independent contracting Party and does not, unless expressly provided, have the authority or power for or on behalf of any other Party to enter into any contract, to incur debts, to accept money, to assume any obligations or to make any warranties or representations.

21.4        Injunctive relief

If there is any conduct or threatened conduct which is or may be a breach of this agreement, both Parties acknowledge that damages may be inadequate compensation for such a breach and that the other Party is entitled to apply to any court of competent jurisdiction for interim or permanent injunctive relief or both restraining the other Party from committing any breach or threatened breach of this agreement without showing or proving any actual damage sustained by it. Such rights and remedies will be cumulative and in addition to any other rights or remedies which that party may be entitled to at law or in equity.

21.5        Proper law

This agreement must be construed in accordance with and governed by the laws of the United Kingdom and its form, execution, validity, construction and effect is to be determined in accordance with the laws of the United Kingdom.

21.6        Rule of construction

No rule of construction applies to this agreement to the disadvantage of a Party because that Party was responsible for the preparation of this agreement or any part of it.

21.7        Variation

Any modification, alteration, change or variation of any term or condition of this agreement must be in writing, executed by all Parties.

21.8        Assignment

This agreement is personal to the respective Parties and neither is entitled to assign in whole or in part without the prior written consent of the other Party.

21.9        Further documents

Each Party agrees that it will forthwith upon the request of the other Party execute and deliver all such instruments and agreements and will take all such other actions as the other Party may reasonably request from time to time in order to give effect to the provisions and purposes of this agreement.

21.10     Affiliates’ actions

Each Party will ensure that none of its Affiliates takes any action which is inconsistent with that Party’s obligations under this agreement, or which if it was done or not done under this agreement by that Party would amount to a breach of this agreement by that Party.

21.11     Costs and Taxes

Each party must pay its own costs and expenses in relation to the negotiation, preparation, execution, delivery, stamping and registration, completion, variation and discharge of this agreement and Lipha must pay any Tax in respect of the execution, delivery, performance, release, discharge, amendment, enforcement or attempted enforcement or otherwise of any of the following:

(a)           this agreement;

(b)          any agreement or document entered into or signed under this agreement;

(c)           any transaction contemplated under this agreement; and

(d)          any payment made or received in respect of this agreement,

except in any case to the extent to which such Tax is payable in Australia or on or in respect of the income of Autogen.

21.12     Interest on overdue amounts

If any amount due under this agreement is not paid when due, then the Party obliged to make payment must pay to the other Party interest at the Base Rate on the amount due and payable, accruing from day to day and to be computed from the date for payment of the amount until payment of the amount in full.

21.13     Counterparts

This agreement may be executed in counterparts, and by the Parties on separate or the same counterparts, each of which is deemed an original, but all of which constitute one and the same instrument.

21.14     Registration of agreement

If this agreement or any associated transaction is required by the law of any country, other than Australia, to be either approved or registered in any country or with any governmental agency, Lipha is responsible for obtaining such approval or registration including without limiting the generality of the foregoing, causing this agreement to be stamped, recorded and registered at its cost in such country. Autogen agrees to co-operate in any such application or registration procedure. Lipha must furnish proof of compliance with the foregoing to Autogen when and if Autogen so requires.

21.15     Not obliged to act contrary to law

No Party is obliged to carry out or perform any of the terms of this agreement where doing so would constitute a violation of any treaty, law, code or regulation of any governmental authority whether local, national or supranational. In any event the other terms of this agreement nevertheless continue and the Parties must use all reasonable endeavours to re-negotiate and amend this agreement so that the performance of this agreement as so amended will not involve any such violation.

21.16     Statutory rights not limited

The powers, remedies and rights conferred upon the Parties by or under any statute are (except to the extent inconsistent with the terms and provisions expressed in this agreement) be in addition to the powers, remedies and rights conferred by this agreement.

21.17     Consents

Unless this agreement provides otherwise and to the extent permitted by law, a Party may, in its absolute discretion, conditionally or unconditionally give or withhold any approval or consent permitted or required to be given by it pursuant to this agreement.

21.18     Entire agreement

This agreement constitutes the entire agreement between the Parties in relation to the subject matter of this agreement. Any prior arrangements, agreements, representations or undertakings are superseded and, except as expressly provided, each party acknowledges that it has not relied on any arrangement, agreement, representation or understanding which is not expressly set out in this agreement.

SCHEDULE 1

Autogen Patents

(Referred to in clause 1.1, definition of “Autogen Patents”)

International Patent Application No. PCT/AU 98/00902 based on Australian Provisional Patent Application Nos PP0117/97 and PP0323/97 “A novel gene and uses therefore”, filed on 31 October, 1997 and 11 November, 1997 respectively, in the names of International Diabetes Institute and Deakin University.

Both application have a Priority Date of 31 October 1997.

SCHEDULE 2

Europe

Albania	Macedonia
Austria	Malta
Belgium	Moldavia
Belarus	Netherlands
Bosnia-Herzegovina	Norway
Bulgaria	Poland
Croatia	Portugal
Cyprus	Romania
Czech Republic	Russia
Denmark	San Marino
Estonia	Slovak Republic
Finland	Slovenia
France	Spain
Germany	Sweden
Greece	Switzerland
Hungary	Turkey
Iceland	Ukraine
Ireland	United Kingdom
Italy	Yugoslav Federal Republic (Serbia-Montenegro)
Latvia
Liechtenstein
Lithunia
Luxembourg

SCHEDULE 3

Proforma Commercialisation Licence

SCHEDULE 4

Joint Venture Agreement

1.             Suggested Equity of Autogen [*]%, Lipha [*]%

2.             Joint Venture would be conducted through a jointly owned company (“JVCO”) to be located in an agreed country.

3.             JVCO would hold, either directly, or by way of exclusive “free” licence all relevant intellectual property rights, including Pre-Stage 2 Results and Stage 2 Results.  the licence would be restricted to the Licensed Field and only apply to countries outside Europe.

4.             An exclusive research and development and commercialization agreement (“Joint Venture”) on the Research relating to all countries outside Europe provided that each Party equally shares all costs and revenues of such research and development costs. Any sales made outside Europe by this joint venture shall not be subject to royalty payments.

5.             In case any study is necessary for development both in Europe and outside Europe, both Parties shall agree on which of Lipha or JVCO will conduct such study, and the cost of such study shall be shared by Lipha and JVCO according to the part of the world in which such study may be used, considering of the world for Europe, for North and Latin America and for Japan, the other parts of the world not being considered in such sharing.

6.             Both Parties are to contribute all relevant patents and technology (including core registration data and other material relevant to registration and approval) necessary or useful to commercialise products or processes in the relevant Licensed Field, which they already have, or subsequently separately create or generate at or prior to the date of commencement of JVCO at the end of Stage 2, such contribution to be without cost or royalty entitlements, unless the same are due to non-Affiliates.

7.             This free contribution does not extend to manufactured product which, subject to the price being cost competitive with third Parties on a contract or toll manufacturing basis, will be supplied exclusively by Lipha at a price to be agreed.

SCHEDULE 5

Stage 1 Research

The Discovery of Novel Genes Involved in the Development of Obesity

Deakin University/Autogen/Lipha

Stage 1 Research Plan 1999-2000

Introduction

This is research program is aimed at discovering novel genes involved in the development of obesity, determining their functions, and eventually, developing new approaches to treatment of obesity. Already a number of key genes have been identified and are at various stages through the program.  It is necessary for the entire program to continue to allow for new gene discovery to strengthen the program.

The project capitalizes on the availability of a unique animal model for the study of obesity, Psammomys obesus, and the availability of the latest molecular biology technologies. We have one of only two active research colonies of Psammomys obesus in the world. This animal develops metabolic defects in a manner very similar to humans, with a broad spectrum of glucose intolerance, insulin resistance, and obesity, providing an ideal model system to uncover now genes and pathways involved in obesity development. No other animal model has this pattern of diabetes development, as most available models are either single gene mutation models, or chemically created by damage to the pancreas CNS.

The observation that one breeding pair of Psammomys obesus can have a litter with some animals remaining obesity and diabetes-free, while other develop all the characteristics common in obesity, despite living in exactly the same environmental conditions, makes the model perfect to explore underlying genetic causes.

In this research plan, key tissues involved in the development of diabetes, including brain, pancreas, liver, muscle and adipose tissue, are removed and RNA extracted. Using molecular techniques routine in our laboratories, including differential gene expression, we determine which genes are up- or down-regulated in obese and lean animals. This powerful technique highlights novel genes linked with obesity and diabetes development and further functional studies provide lead compounds for therapeutic development, The major expected outcomes are identification of novel gene sequences linked with obesity, new proteins involved in obesity development, and the patenting of potential new lead compounds for treatment.

Research Plan

This research project covers a large range of research and development areas from basic discovery using gene technologies, gene expression, protein production and testing of protein function in cell systems and animal models.

The research and development plan can be easily subdivided into a number of sections.

1.             Gene Discovery

In this section RNA is isolated from Psammomys obesus with and without obesity and under a variety of conditions with disturbed energy balance, including fasting, energy restriction, over-feeding and nicotine treatment.  RNA samples collected from brain, liver, muscle, and pancreas are examined to determine which genes are over- or under-expressed in the disease states, using differential gene expression. This technique has the advantage of not requiring prior knowledge of the disease process and it allows identification of novel genes not previously linked with the disease process.

2.             Gene Sequencing

Following identification of a novel gene sequence linked with obesity, the entire gene sequence is determined and its novel characteristics confirmed with available bioinformatic software.  A number of sequencing techniques are employed to identify the entire gene sequence.

3.             Gene Expression

Following identification of the entire novel gene sequence, gene expression is determined in a number of tissues including brain, liver, pancreas, and muscle. In addition, gene expression under a variety of metabolic disturbances including obesity, fasting, aver-feeding and sever diabetes is determined. The pattern o£ gene expression is then examined to identify leads for future experiments aimed at identifying the function of the novel gene. A major advance in technology in the area of gene expression is ‘real-time PCR’ which is now routinely available in our laboratory and allows accurate and rapid determination of gene expression. Following detailed animal experiments in Psammomys obesus and to confirm the importance of the identified gene in human metabolism, human RNA blots are used to examine gene expression in a variety of human tissues.

4.             Protein Production

The next stage of research and development involves the introduction of the newly identified gene sequence into appropriate bacterial vectors for protein production. Once the appropriate bacterial vector has been identified, protein production and purification provides the protein product of the novel gene discovered for functional analysis.

5.             Functional Studies

To determine the function of novel proteins, both in vivo and in vitro models are utilized. In both cases the research involves two major approaches; firstly, administration of purified protein at varying doses and times of treatment, secondly, administration of an antisense oligonucleotide directed at the novel gene sequence to block expression of the protein product. Subsequently, a variety of metabolic parameters are measured and gene expression of key enzyme pathways determined. The availability of real-time PCR technology in our laboratories allows us to quickly and confidently quantitate changes in expression in tissue samples following protein treatment.

Each phase of the research program is currently underway and running simultaneously; different genes identified are at various stages of development throughout the program.

At the end of the research and development program, we will have identified a number of new genes involved in obesity development; we will have produced their protein products and further developed this research by determining the basic function of the novel protein in tissue culture systems and in whale animal studies. The result will be key lead compounds for further development by Lipha in Stage

We currently have identified eight novel genes and these genes will proceed through various stages of the above research plan during 1999/2000.

The development and progress achieved with each of these previously identified novel genes and new genes uncovered will be reported to the Autogen Scientific Advisory Board under the following Milestones-,

1.       Identification of gene sequences up- or down-regulated in diabetic, non-diabetic, lean and obese animals.

2.       Identification of full-gene sequence and confirmation of novel character.

3        Production of protein product by bacterial expression of novel genes.

4.       Confirmation of tissue differential gene expression and regulation of expression of the novel gene in various metabolic conditions.

5.       Effects of gene product on carbohydrate and fat metabolism,

EXECUTED as an agreement

The common seal of Autogen Pty Ltd is	)
affixed in accordance with its articles of	)
association in the presence of:	)
)

Joseph Isaac Gutnick
Director	(name printed)

Peter James Lee
Director/Secretary	(name printed)

The common seal of Lipha S.A. is affixed	)
in accordance with its articles of association	)
in the presence of:	)
)

Jean-Noël TREILLES
CHAIRMAN OF THE BOARD	(name printed)

Yves BONHOMME
MANAGING DIRECTOR	(name printed)